Exhibit 5.1

[Letterhead of Stewart McKelvey]

Suite 900 Purdy’s Wharf Tower One 1959 Upper Water Street Halifax, NS Canada B3J 3N2	Correspondence: P.O. Box 997 Halifax, NS Canada B3J 2X2	Telephone: 902.420.3200 Fax: 902.420.1417 halifax@smss.com www.smss.com	D. Fraser MacFadyen Direct Dial: 902.420.3365 Direct Fax: 902.496.6182 fmacfadyen@smss.com

May 14, 2007

Iron Mountain Canada Corporation
c/o Iron Mountain Incorporated
745 Atlantic Avenue
Boston, Massachusetts  02111

Dear Sirs:

We render this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Iron Mountain Canada Corporation, a Nova Scotia unlimited company (the “Issuer”), relating to (i) the Issuer’s offer to exchange up to C$175,000,000 aggregate principal amount of its 7½% Senior Subordinated Notes due 2017 (the “Exchange Notes”) for an equal principal amount of its 7½% Senior Subordinated Notes due 2017, outstanding on the date hereof (the “Outstanding Notes” together with the Exchange Notes, the “Notes”) and (ii) the issuance by Iron Mountain Incorporated and the other guarantors of the Notes, as part of such exchange offer, of their guarantees of the Exchange Notes.  The Outstanding Notes have been and the Exchange Notes will be, issued pursuant to an Indenture, dated as of December 30, 2002 (“Base Indenture”), by and between Iron Mountain Incorporated and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by a Sixth Supplemental Indenture thereto dated March 15, 2007 (together with the Base Indenture, the “Indenture”), as described in the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and unlimited liability company records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

To enable us to render the opinion set forth below, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates as we considered necessary or appropriate for enabling us to express the opinions set forth below including, without limitation:

(a)                                  the Indenture, providing for the issuance of and the form of the Outstanding Notes and the Exchange Notes;

(b)                                 a certificate of status (the “Certificate of Status”) pertaining to the Issuer;

(c)                                  the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of the Issuer contained in the minute book of the Issuer;

(d)                                 the Registration Statement;

(e)                                  the prospectus contained therein (the “Prospectus”); and

(f)                                    resolutions of the board of directors of the Issuer authorizing, among other things, the execution, delivery and performance of the Indenture and the issuance of the Exchange Notes.

As a basis for our opinions expressed below, we have assumed the completeness, truth, currency and accuracy of all facts in official public records, indices, registers and filing systems and certificates and other documents supplied by public officials, including, without limitation, the Certificate of Status, are complete, true and accurate as of, and at all material times prior to, the date of this letter. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Our opinions herein reflect only the application of applicable laws of the Province of Nova Scotia including the federal laws of Canada applicable therein (“Applicable Laws”). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or affect of any laws, decisions, rules or regulations of any other jurisdiction, court or administrative agency. We express no opinion as to any matter other than as expressly set forth below, and no opinion is to or may be inferred or implied therefrom.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.                                       The Issuer has been duly amalgamated and is validly existing in good standing as to the payment of annual fees and filing of annual returns under the laws of the Province of Nova Scotia, with corporate power to own its properties and assets and to carry on its business as described in the Prospectus.

2.                                       The execution, delivery and performance of the Indenture has been duly authorized by all necessary corporate action of the Issuer, and the Indenture has been duly executed and delivered by the Issuer.

3.                                       The Exchange Notes have been duly authorized by all necessary corporate action of the Issuer and, when and if issued and delivered by the Issuer in exchange for the Outstanding Notes, the Exchange Notes will be validly issued.

4.                                       The execution and delivery of, and performance of obligations under the Indenture, and the issuance and sale of the Exchange Notes by the Issuer do not and will not (a) violate the provisions of the memorandum of association or articles of association of the Issuer or (b) violate any Applicable Laws.

This opinion is furnished to you by us as your Canadian counsel and is given for your use and benefit and for the use and benefit of Sullivan & Worcester LLP.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,
/s/ Stewart McKelvey